9661 South 700 East	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Calle Las Jardineras #16
USA	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Settles Litigation and
Other Issues with Former Director

        SALT LAKE CITY, UTAH—(MarketWire) — February 7, 2008 — Golden Eagle International, Inc. (OTCBB: MYNG) announced today that it has settled its litigation and all other pending issues with Kevin K. Pfeffer, a former member of the Company’s board of directors who served from January of 2003 through December of 2006.

        As a result of two agreements executed among all of the parties that became effective as of February 1, 2008, Golden Eagle voluntarily dismissed a lawsuit on January 29, 2008 that it had filed in the Federal District Court for Utah on September 5, 2007 entitled, Golden Eagle International, Inc. and Turner v. Kevin K. Pfeffer, 2:07-CV-662-TC (D. Utah; 2007).

        In addition, the Company settled an outstanding promissory note and other associated expenses that it owed Mr. Pfeffer from his time on Golden Eagle’s board.

        The agreements among the parties also resolve “any and all outstanding allegations, claims, disputes and controversies.”

        “I am pleased that we have settled our differences amicably, which I hope will make it easier for the Company to move forward in developing its opportunities in Bolivia and Nevada,” stated Kevin K. Pfeffer. “Highly favorable gold and copper prices, and the Company’s ongoing development work, I believe made it clear to all parties that the time had come to focus single-mindedly on creating real value for Golden Eagle’s shareholders without distraction.”

        Golden Eagle’s CEO, Terry Turner stated: “We appreciate Mr. Pfeffer’s years of service on our board of directors and are glad to have these matters resolved. We will now concentrate 100% of our energies on advancing our gold and copper exploration and production projects in Bolivia and Nevada.”

        Golden Eagle International, Inc. is a gold and copper exploration and mining company headquartered in Salt Lake City, Utah and with offices also in Santa Cruz, Bolivia. The Company is concentrating its efforts on expanding its pilot operations into production operations on its gold project on the C Zone within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield. The Company is also continuing the development of its Buen Futuro A Zone gold and copper project. In addition, Golden Eagle is working with industry consultants regarding the potential expansion of its operations through maximizing the potential of, or selling to third parties and reinvesting the proceeds from, its Gold Bar 3,500 to 4,500 tpd CIP mill located in Eureka, Nevada.

        The Company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the Golden Eagle at: eaglealert@geii.com.

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on our current expectations, assumptions and estimates. Words and phrases such as “believe,” “expect,” “expansion,” “anticipate,” “initiating,” “commencing,” “well positioned,” “add value,” “bringing into production,” “maximizing,” “take advantage of” or similar expressions, are intended to identify “forward-looking statements.” Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether Golden Eagle will be able to obtain sufficient financing to continue to meet its operational goals; (b) estimates of mineralized material and future production levels; (c) uncertainties that result from actions that may be taken in Bolivia relative to increases in the Complementary Mining Tax, Corporate Income Tax or the amount paid for mining patents [claims fees] in the future; (d) uncertainties that result from social and political conditions in Bolivia; and (e) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings that may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results. No information provided in this press release should be construed as a representation, or indication in any manner, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company’s filings with the SEC that contain important information regarding the Company’s financial results, its future plans and their limitations, and the risks involved with the Company’s operations. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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